CERTIFICATE FILED PURSUANT TO NRS SS. 78.207
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     Anthony Tobin and Alfredo Alex S. Cruz III, hereby certify that:

     1.  They  are  the  President  and  Secretary,   respectively,   of  ZiaSun
Technologies, Inc., a Nevada Corporation.

     2. That effective May 21, 1999, all the issued and outstanding shares of Common Stock, $0.01 par value per share, for shareholders of record on the close of business on the Record Date of May 14, 1999, shall be increased on a two-for-one basis effective a 2 for 1 forward stock split. That on or after May 21, 1999, each one of the Corporation's issued and outstanding shares of Common Stock as of May 14, 1999, shall be deemed to represent two shares of the Common Stock.

     3. The foregoing 2 for 1 forward stock split of the outstanding shares of Common Stock, has been duly approved by the Board of Directors in accordance with Section 78.207 of the Nevada Revised Statutes.

     4. The current number of authorized shares before the change is 50,000,000 shares of Common Stock, $.001 Par Value.

     5. The number of authorized shares after the change is 50,000,000 shares of Common Stock, $.001 Par Value.

     The undersigned declare under the penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

     Executed at QUEZON CITY on April 13, 1999


/s/ Anthony Tobin                       /s/ Alfredo Alex S. Cruz III.
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By: Anthony Tobin - President           By: Alfred Alex S. Cruz III - Secretary

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STATE OF ___________________  )
QUEZON CITY                   )

     On April 13, 1999, before me, personally appeared Anthony Tobin, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s)acted, executed the instrument.

WITNESS my hand and official seal

/S/ Eladio B. Abquina Jr.
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Notary Public

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